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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
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☑ Soliciting Material Pursuant to §240.14a-12

THE OILGEAR COMPANY

(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE OILGEAR COMPANY
Questions and Answers for Employees
Proposed Merger with Affiliate of
Mason Wells
August 28, 2006
     We are very pleased to report to you that we have signed an agreement to be acquired by an affiliate of Mason Wells, a highly respected Milwaukee-based investment firm. With you, we have all been working very hard to make Oilgear a successful company, and we believe this transaction will help us continue on that path.
About the Merger
1.	Q: What is being announced?
A: We announced today that we have entered into an agreement to be acquired through a merger with an affiliate of the investment firm Mason Wells for $15.25 per share in cash. Upon the closing of the merger (which we expect will happen before the end of the year), we will become a privately-held company.
2.	Q: What does this mean for us today?
A: We have entered into the merger agreement, but have not yet closed the merger. Our shareholders must approve the merger agreement and other customary closing conditions must be met before we can close the merger. As a result, our employees will likely see little change in the manner in which they conduct our business in the near term.
3.	Q: What are some of the benefits of the merger?
A: We believe the merger will have a variety of benefits for Oilgear and our shareholders, customers and employees. Among other things, as a private company we will be free of the constraints and costs of operating as a publicly-traded entity, and we will have more freedom to make decisions for the long-term benefit of our business and employees. Our shareholders (many of whom are also our employees) will receive what our board believes to be a fair price for their shares in cash. Additionally, we will have the benefit of the capital resources of Mason Wells to support the future growth of our business in our very competitive industry.
4.	Q: Who is Mason Wells?
A: Mason Wells is a long-standing Milwaukee-based investment firm that currently has approximately $300 million in equity capital available for acquiring and supporting the growth of companies like Oilgear. Mason Wells does not own any other companies in the fluid power industry, and has indicated that it is interested in helping Oilgear to grow and become a leader in our industry. Our board selected Mason Wells as the best fit for Oilgear among all potential buyers reviewed because, among other things, Mason Wells has a strong track record of supporting growth and building successful businesses.
5.	Q: What do our officers and directors think of the merger?
A: Our board of directors unanimously approved the merger agreement, and intends to recommend to our shareholders that they approve the merger agreement at a special meeting to be held on a date to be announced. Each of our officers strongly supports the merger and has agreed to vote in favor of it. An explanatory proxy statement is currently being prepared.
6.	Q: When do you expect the merger to close?
A: The merger must now be approved by our shareholders and is subject to other customary closing conditions that must be fulfilled prior to closing. We expect that the transaction will be completed by the end of 2006.

About Operations and Management
7.	Q: Will we still be The Oilgear Company after the merger?
A: Absolutely! This is not the end of Oilgear, but only the beginning of the next phase in our future as a company. The merger is about a change in ownership, not a major change in our business except to help us grow stronger. We will continue to operate under our existing name, and our headquarters will remain in Milwaukee. The buyer has also assured us that our focus on customer retention and long term growth will not change, and that our number one priority will continue to be providing superior products, systems and service to our customers.
8.	Q: Who will be leading Oilgear after the merger?
A: David Zuege will continue as Chief Executive Officer during a transition period after the merger. Richard Armbrust will serve as President of Oilgear upon the merger and will be Mr. Zuege’s successor as Chief Executive Officer. The buyer has told us to expect that most of our current senior management team will continue to lead Oilgear after the merger, and that employees will generally continue to report to their current managers.
9.	Q: What can you tell us about Mr. Armbrust?
Mr. Armbrust is a graduate engineer. He spent his first 12 years in marketing and sales roles and his next 20 years running businesses. He has spent 10 years in the HVAC controls industry, 12 years in the industrial controls industry, and five years in the industrial equipment and systems industry. He has managed global organizations that range in size from $125 million to $2.7 billion in sales.
10.	Q: Are our goals as a company changing as a result of the ownership change?
A: No, our strategic goals are not changing. We will continue to make our planned investments in new hires and equipment as the business grows. There will be some new tactical goals that will have greater focus given the change in the ownership structure.
11.	Q: Will I continue to have a job?
A: Yes. No one is being guaranteed employment, but a key benefit of this transaction is that Mason Wells recognizes the value and importance of our high-quality, experienced workforce. Mason Wells does not own another fluid power business into which they could consolidate our operations. The buyer has told us that part of its investment philosophy is to partner with strong management teams and employees and to drive growth through retention of talented employees. Given our recent improved financial performance, the buyer has indicated its focus is on growth, not on significant changes in staffing.
12.	Q: What should I tell our customers?
A: Our customers should know that it is business as usual at Oilgear and that the merger is about a change in ownership, not in operations, and that the transaction should help make us stronger. We believe our customers will benefit from the improved resources that will be available to us after the merger.
13.	Q: Are we permitted to enter into new contracts with customers and suppliers?
A: In general, yes. However, during the period leading up to the merger, we will be subject to certain restrictions under the merger agreement. As a result, it is very important that contracts be reviewed and approved by senior management prior to signing.

Employee Benefits
14.	Q: What happens to my employee benefits?
A: The buyer is an investment firm that doesn’t have its own employee benefit plans, so it will initially assume and continue our plans and arrangements. Of course, our employee benefits remain subject to review and possible modification from time to time in the future, as has always been the case.
15.	Q: Will my years of service prior to the merger continue to be credited for benefit purposes?
A: Yes. Your service will continue to be credited under benefit plans in which you participate with no interruption. Also, there are currently no plans to change our vacation or holiday program.
Where You Can Find Additional Information
Oilgear will promptly file with the Securities and Exchange Commission (the “SEC”) a current report on Form 8-K, which will include the merger agreement and related documents. In connection with the proposed merger, we also will file with the SEC and will furnish to its shareholders a proxy statement. SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT IS FINALIZED AND DISTRIBUTED TO SHAREHOLDERS BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Shareholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. Shareholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to The Oilgear Company, 2300 South 51st Street, Milwaukee, Wisconsin 53219-2340, attention: Corporate Secretary, telephone 414-327-1700. This announcement is neither a solicitation of proxy, an offer to purchase nor a solicitation of an offer to sell shares of Oilgear.
The Oilgear Company and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from Oilgear shareholders in favor of the proposed merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in Oilgear’s proxy statement when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of Oilgear common stock as of March 31, 2006 is also set forth in the Schedule 14A filed by The Oilgear Company on April 19, 2006 with the SEC.
Special Note Regarding Forward-Looking Statements
Certain matters discussed in this document are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as we believe, anticipate, expect or words of similar import. Similarly, statements that describe future plans, objectives, strategies or goals are also forward-looking statements. Forward-looking statements include statements about the expected timing, completion and effects of the proposed merger. Oilgear may not be able to complete the proposed merger on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to obtain shareholder approval or the failure to satisfy the other closing conditions. These factors, and other factors that may affect Oilgear’s business or financial results, are described in The Oilgear Company’s filings with the SEC, including our annual report on Form 10-K for the fiscal year ended December 31, 2005. Shareholders, potential investors and other readers are urged to consider these risks carefully in evaluating the forward-looking statements made herein and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this document and Oilgear disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.